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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2010

Red Bank, N.J. November 12, 2010 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2010 which appear below compared with the fourth quarter of fiscal 2009.

                            4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                            Ended 10/31/2010   Ended 10/31/2009     Change
                            ----------------   ----------------   ----------
German Royalties Received     $5,342,026         $3,651,925       + 46.28%
Net Income                    $5,168,831         $3,486,314       + 48.26%
Net Income per Unit             $0.56              $0.38          + 47.37%
Distribution per Unit           $0.56              $0.38          + 47.37%

Net income in the fourth quarter of 2010 was higher than the fourth quarter of 2009 due to higher gas prices, which offset both lower gas sales and lower
average exchange rates.   The Trust receives nearly all of its royalties
under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                           Ended 10/31/2010   Ended 10/31/2009     Change
                           ----------------   ----------------   ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.599            11.938           - 27.97%
Gas Prices (Ecents/Kwh)(2)      2.2021            1.4274           + 54.27%
Gas Prices ($/Mcf)(3)           $ 8.36            $ 6.01           + 39.10%
Average Exchange Rate (4)       1.3262            1.4620           -  9.29%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 23.094            30.805           - 25.03%
Gas Prices (Ecents/Kwh)         2.3395            1.6487           + 41.90%
Gas Prices ($/Mcf)              $ 8.66            $ 6.72           + 28.87%
Average Exchange Rate           1.3305            1.4544           -  8.52%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers




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Compared to the prior year, Trust expenses for the fourth quarter of fiscal
2010 increased 5.43% to $175,273 from $166,242 in the fourth quarter of fiscal 2009 due to ongoing legal work related to the 2007-2008 auditors' examination of the royalty payments by the German operating companies.
For both the quarter just ended and the prior year's equivalent quarter, Trust interest income remained at relatively minimal amounts due to the very low interest rates applicable during the periods.

Net income for fiscal 2010 was lower than fiscal 2009 due primarily to moderate declines in both average gas prices and total gas sales under the Mobil and OEG Agreements. The average Euro/dollar exchange rate for the comparable periods was virtually flat. The comparison of the relevant periods is shown below.

                             Fiscal Year         Fiscal Year      Percentage
                           Ended 10/31/2010    Ended 10/31/2009     Change
                           ----------------    ----------------   ----------

German Royalties Received     $19,645,331        $28,724,078       - 31.61%
Net Income                    $18,720,265        $27,699,228       - 32.42%
Net Income per Unit              $2.04              $3.01          - 32.23%
Distribution per Unit            $2.04              $3.01          - 32.23%


The 2011 Annual Meeting is scheduled to begin at 10:30 A.M. on February 15,
2011.

The previously declared distribution of 56 cents per unit will be paid on November 24, 2010 to owners of record as of November 12, 2010. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.